Exhibit 10.1

Execution Copy

February 10, 2016

PERSONAL & CONFIDENTIAL

Mr. Trevor P. Bond

c/o W. P. Carey Inc.

50 Rockefeller Plaza

New York NY 10020

Dear Trevor:

This letter sets forth our mutual understanding and agreement concerning your separation from employment with W. P. Carey Inc. and its affiliates (the “Company”).

1.              You and the Company have mutually agreed that your employment with the Company will end effective as of February 10, 2016 (the “Separation Date”) and will constitute a termination without “Cause” as such term is defined in the Employment Agreement between you and the Company, dated as of January 15, 2015 (the “Employment Agreement”).  You hereby resign, effective as of the Separation Date, from all positions you hold with the Company, including each of its subsidiaries and affiliates, and agree to execute such documents as the Company shall reasonably request to evidence any such resignation.  At the next regular payroll date following your Separation Date, the Company will pay you for any earned but unpaid base salary as well as any accrued and unused vacation.  The Company will pay or provide all other Earned Basic Compensation and Accrued Employee Benefits in accordance with Section 5(c) of the Employment Agreement and will reimburse expenses incurred through the Separation Date in accordance with Section 4(b) of the Employment Agreement.

2.              Subject to you (w) signing this letter agreement, (x) executing the release attached hereto as Exhibit A (the “Release”) following, but not later than the sixtieth day following, the Separation Date, (y) not revoking such Release in accordance with its terms following its execution and delivery (clauses (w), (x) and (y) taken together, the “Release Conditions”) and (z) complying in all material respects with all of the terms of Section 6 of the Employment Agreement (as incorporated into this letter agreement pursuant to Section 4 of this letter agreement, the “Executive Covenants”):

a.                                 Cash Severance. In full satisfaction of the Company’s obligations to pay the Severance Benefit (as defined in the Employment Agreement), on the six-month anniversary of the Separation Date, the Company shall pay to you $1,183,560

(less applicable tax withholdings) as a lump sum, and, commencing on the first payroll date following the six-month anniversary of the Separation Date, the Company shall pay to you forty bi-weekly installments equal to $98,630 (less applicable tax withholdings).

b.                                 Company Equity Awards. The Company restricted stock units that are scheduled to vest on February 15, 2016 will vest on February 15, 2016 and settle in accordance with their terms, with the number of shares actually delivered to you delivered net of applicable tax withholdings. The Company performance stock units granted on February 4, 2013 will vest and settle in accordance with their terms based on the Company’s actual achievement of the applicable performance-based vesting criteria as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), with the number of shares actually delivered to you delivered net of applicable tax withholdings.  The Applicable Pro-Rata Portion (as defined below) of the Company performance stock units granted on February 6, 2014, February 12, 2015 and January 19, 2016 will vest and settle in accordance with their terms based on the Company’s actual achievement of the applicable performance-based vesting criteria as determined by the Compensation Committee, with the number of shares (if any) actually delivered to you delivered net of applicable tax withholdings.  Effective upon the Separation Date, you will forfeit all unvested Company equity awards, other than those Company equity awards described in the first three sentences of this Section 2(b).  For purposes of this Section 2(b), Applicable Pro-Rata Portion shall mean, with respect to a grant of performance stock units, the quotient determined by dividing (x) the number of days that you were employed with the Company during the applicable performance period by (y) 1095.

c.                                  2015 Annual Bonus.  On the later of February 24, 2016 or the satisfaction of the Release Conditions, the Company shall pay to you an annual bonus in respect of calendar year 2015 equal to $1,700,000 (less applicable tax withholdings).

The Company also will reimburse your reasonable, documented legal fees in negotiating this letter agreement and the Release, subject to a cap of $25,000.  You acknowledge and agree that your rights and benefits under this Section 2 are subject to the satisfaction of the Release Conditions and your compliance in all material respects with the Executive Covenants, and you shall forfeit all rights and benefits under this Section 2 if the Release Conditions are not satisfied.  In addition, without limiting the Company’s other remedies at law or equity in the event of your breach in any respect of any Executive Covenant, if you breach any of the Executive Covenants in any material respect, you will forfeit any unpaid Severance Benefits. You agree that you are not entitled to receive any other severance or termination benefits in connection with your termination of employment, other than as specified in Section 1 or this Section 2.

3.              You agree not to make any statement (and not to cause any other person to make any statement), whether written or oral, (a) which criticizes or is disparaging of the Company or any of its affiliates, officers, directors or employees, (b) which is intended to or could reasonably be expected to damage the business or reputation of the Company or any of its affiliates, officers, directors or employees or (c) regarding the circumstances of the termination of your employment other than as set forth in the press release and Form 8-K attached hereto as Exhibit B, it being understood that nothing herein shall prevent you from (x) making truthful statements in connection with any sworn testimony or providing truthful statements to any government agency or (y) responding to any statement made by (or at the direction of) a member of the Board of Directors of the Company or an Executive Officer (as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934) of the Company in violation of this Section 3.  The Company will instruct the members of the Company’s Board of Directors and the Company’s Executive Officers not to make any statement (and not to cause any other person to make any statement), whether written or oral, (a) which criticizes or is disparaging of you, (b) which is intended to or could reasonably be expected to damage your business or reputation or (c) regarding the circumstances of the termination of your employment other than as set forth in the press release and Form 8-K attached hereto as Exhibit B.  Nothing herein shall prevent the members of the Company’s Board of Directors or the Company’s Executive Officers from (x) making truthful statements in connection with any sworn testimony or agency investigation or (y) responding to any statement made by (or at the direction of) you in violation of this Section 3.  The parties hereto agree and acknowledge that the remedies at law for any breach of the provisions of this Section 3 will be inadequate and that without limiting the available remedies at law, in the event of a breach of this Section 3 by either party, the other party shall be entitled to obtain injunctive relief from a court of competent jurisdiction in the event of such breach.

4.              This letter agreement and the Release represents the entire agreement between the parties as to the subject matters herein and supersedes all prior and contemporaneous understandings and agreements with respect thereto, including but not limited to the Employment Agreement; provided that the following Sections of the Employment Agreement shall remain in full force and effect and shall be incorporated herein as if set forth herein: 4(b) (Business Expenses); 4(c) (Indemnification); 6(a) (Non-Solicitation of Employees), 6(b) (Non-Solicitation of Business Associates), 6(c) (Confidential Information), 6(d) (Company Property), 6(e) (Injunctive Relief), 7(b) (Controlling Law), 7(c) (Notices) and 7(g) (Severability; Reformation).  The Company will provide you reasonable access to your office to permit you to retrieve personal property, files and electronic media and reasonable time to return any Company property in your possession (including Company devices).

5.              This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, administrators, beneficiaries, representatives,

executors, successors and assigns.  This letter agreement may not be amended except by a writing signed by both parties.  You agree and acknowledge that the benefits contained herein are in full and final satisfaction of, any other benefits or consideration to which you may be entitled from the Company, any of its parents, subsidiaries, affiliates, predecessors or successors and any officers, directors, shareholders, employees or representatives of the foregoing, including but not limited to under Section 5 of the Employment Agreement.

6.              Waiver by a party of any breach of any provision of this letter agreement by the other party shall not operate nor be construed as a waiver of any subsequent or other breach.  No provision or breach of this letter agreement may be waived except by a written instrument signed by the party waiving such provision or breach, which states that such party is waiving such provision or breach.

7.              You agree that the term “Confidential Information” as used in the Employment Agreement shall include, in addition to the items set forth in clauses (i)-(iii) of Section 6(c) of the Employment Agreement, any information regarding the deliberations of the Board of Directors of the Company or its committees as a whole or of individual members of the Board of Directors of the Company or its committees or Executive Officers of the Company acting in their capacity as members of the Board of Directors or Executive Officers of the Company.

If this letter completely and accurately reflects the agreement between you and the Company, please sign, date and return this letter to Stacey L. Lamendola, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.

Very truly yours,

/s/ John Park John Park, Managing Director W. P. Carey Inc.

Accepted and Agreed to:

/s/ Trevor P. Bond
Trevor P. Bond

Dated:	2/10/16

Exhibit A

FULL AND FINAL RELEASE

In consideration of, and as a condition to your entitlement to receive, the cash severance, the enhanced equity vesting and the 2015 annual bonus payment provided under Section 2 of the letter agreement between you and W. P. Carey Inc. (the “Company”) dated as of February 10, 2016 (the “Letter Agreement”), you, Trevor P. Bond, hereby fully and generally release, discharge and covenant not to sue the Company, each of its current and former parents, subsidiaries, affiliates, predecessors and successors, and each of the foregoing entities’ respective officers, directors, employees and representatives acting in their capacity as such (the “Company Releasees”) with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which you may have at the date you execute this Full and Final Release (the “Release”) or had at any time prior thereto, including, but not limited to, any and all claims which may in any way arise out of or under, be connected with or relate to your employment at the Company, your activities at the Company, your separation from employment at the Company, or the conduct of any of the foregoing Company Releasees.

Without limiting the generality of the foregoing, you expressly agree and acknowledge that this Release includes, but is not limited to, any claim (a) based on any federal, state or local statute, including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York Human Rights Law; (b) for wrongful or retaliatory termination of any kind; (c) for fraud or fraud in the inducement; (d) for negligent misrepresentation; (e) relating to any implied or express contract, promise or agreement (whether oral or written); (f) for intentional or negligent infliction of emotional distress or harm, defamation or any other tort; (g) for additional compensation, severance pay or benefits of any kind; (h) for breach of fiduciary duty; (i) for attorneys’ fees or costs; or (j) for promissory estoppel (collectively, the “Released Claims”).

Notwithstanding the foregoing, any Released Claims shall not include any rights or claims that cannot be waived by law, including, but not limited to, the right to file a discrimination charge with an administrative agency or participate in any federal, state or local agency investigation; you do, however, agree to waive any right to recover money in connection with any such charge or investigations, or in connection with a charge filed by any other individual or agency.  This Release also does not release any claims you may have (a) to receive the benefits provided for under the express terms of the Letter

Agreement (and to enforce the Company’s agreements in the Letter Agreement) or (b) to be indemnified by the Company or any of its affiliates in respect of the provision of your services as a director, officer or employee of any such entity under the terms and conditions of the Letter Agreement or any indemnification policy or arrangement established by such entity generally for the benefit of its directors, officers and/or employees.

You hereby agree, acknowledge and affirm each of the following: (a) that you have received all compensation, wages, and/or benefits to which you may be entitled through the Separation Date specified in the Letter Agreement (other than compensation, wages and/or benefits to be paid under the express terms of the Letter Agreement after the Separation Date); (b) that you are not entitled to any further compensation, benefits or monies from the Company, except for the benefits specifically provided for under the express terms of the Letter Agreement; (c) that you have been granted any leave to which you may have been entitled under the Family and Medical Leave Act or any similar state or local leave or disability accommodation law; (d) that you have no known workplace injuries or occupational diseases; and (e) that you have not been retaliated against for reporting any allegations of fraud or other wrongdoing.

You further hereby agree, acknowledge and affirm each of the following: (a) that you fully understand the terms and conditions stated in this Release, and are executing this Release with the intent to be legally bound; (b) that you have been encouraged by representatives of the Company to have this Release reviewed by legal counsel of your own choosing and that you have been given ample time to do so prior to signing it; (c) that you have had the opportunity to negotiate concerning the terms of the Letter Agreement and this Release; (d) that you have the right to consider this Release for a full twenty-one (21) days, although you may sign it sooner if desired and waive the remainder of the twenty-one (21) day review period; (e) that this Release specifically applies to any rights or claims you may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended (“ADEA”); (f) that notwithstanding anything in this Release to the contrary, this Release does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this Release is signed by you; and (g) that you have the right to revoke this Release within seven (7) days following the date you execute this Release.  Any revocation of this Release must be in writing and received by the Company by the close of business on the seventh (7th) day following your execution of this Release and shall be delivered to Stacey L. Lamendola, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.  Upon any revocation in accordance herewith, this Release will be rendered void and without effect and you shall not be entitled to the enhanced vesting terms set forth in Section 2 of the Letter Agreement.

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This Release shall be construed in accordance with the laws of the State of New York, applicable to contracts made and entirely to be performed therein.

Trevor P. Bond

Dated:

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Exhibit B

[See attached Press Release and Form 8-K]